Exhibit 99.1

Contact:

Denise T. Powell

Sr. Director, Corporate Communications

Threshold Pharmaceuticals, Inc.

650-474-8206

dpowell@thresholdpharm.com

THRESHOLD PHARMACEUTICALS REPORTS SECOND

QUARTER 2006 FINANCIAL RESULTS AND

CORPORATE REALIGNMENT

— Company to reduce workforce by approximately one-third,

reduce expenses and focus on programs for multiple cancer indications —

— Company adopts stockholder rights plan —

REDWOOD CITY, CA – August 9th, 2006 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today reported financial results for the second quarter ended June 30, 2006, a corporate realignment to focus on programs for multiple potential cancer indications and adoption of a stockholder rights plan.

Second Quarter Financial Results Summary

Net loss for the second quarter of 2006 was $15.5 million compared to $10.2 million for the second quarter of 2005. Research and development expenses were $13.1 million for the second quarter of 2006 versus $7.9 million for the second quarter of 2005. The increase in research and development expenses primarily reflects higher clinical development expenses for the expanded Phase 2 and Phase 3 multi-center clinical trials evaluating TH-070 for the treatment of benign prostatic hyperplasia (BPH), as well as collecting and analyzing the safety and efficacy data for these trials after the U.S. BPH program was placed on partial clinical hold by the FDA in May 2006 due to adverse events related to elevated liver enzymes. Last month the Company announced that it would no longer develop TH-070 for BPH.

Research and development expenses also increased as a result of an increase in discovery activities and an ongoing Phase 3 trial of glufosfamide for the second-line treatment of patients with pancreatic cancer and a Phase 2 trial of glufosfamide in combination with gemcitabine for the first-line treatment of pancreatic cancer. General and administrative expenses were $3.8 million for the second quarter of 2006 versus $2.7 million for the same quarter last year. The increase in general and administrative expenses primarily reflects increased personnel-related expenses and stock compensation expense recognized under FAS 123(R). Total non-cash stock compensation expense for the Company was $2.8 million for the second quarter of 2006 versus

$1.7 million for the second quarter of 2005. The Company recognized revenue of $0.4 million in the second quarter of 2006.

As of June 30, 2006, the Company had $76.2 million in cash and marketable securities.

Corporate Realignment

In light of the decision to discontinue development of TH-070 for BPH, the Company is committed to reducing cash burn and refocusing its R&D efforts. The Company is taking the following actions:

1.)	The Company will realign several areas of its operations and reduce staff by approximately one-third from 83 employees to 53. As part of this action, Janet I. Swearson, the Company’s chief financial officer will leave the Company, and Michael S. Ostrach, the Company’s Chief Operating Officer and General Counsel, will also serve as the Company’s Chief Financial Officer, effective September 1, 2006. Ms. Swearson will remain as a consultant to the Company until the end of 2006.

2.)	The Company will reduce consulting and other external expenses.

3.)	In connection with these actions, the Company expects to pay severance benefits of approximately $1.2 million in the second half of 2006. The Company expects research and development expenses to increase for at least the next two quarters primarily due to expenses associated with discontinuation of the TH-070 program, including additional safety follow up for TH-070 patients, completion of the ongoing glufosfamide trials, initiation of additional glufosfamide trials and severance expenses. The Company expects cash used for operations to be in the range of $53- $58 million in 2006. The Company expects current cash, cash equivalents and marketable securities to be sufficient to fund projected activities at least through the middle of 2008.

“While a reduction of this magnitude is difficult, it is a necessary realignment that enables us to preserve cash and focus on multiple cancer indications with our existing programs as well as potential external opportunities,” said Barry Selick, Threshold’s chief executive officer. “We are saddened that we must part ways with colleagues and friends, all of whom have poured their hearts and talent into this company. As one example, Jan Swearson has been instrumental to the growth of Threshold from shortly after its founding. Her passion and experience in all aspects of building and running Threshold have been invaluable and she will be missed. I wish her, as well as all of the other Threshold employees that will be leaving the company, success in their future endeavors.”

The Company’s research and development efforts will be primarily focused on:

1.)

Glufosfamide and 2-deoxyglucose (2DG). The Company expects to have top-line results from a pivotal Phase 3 trial of glufosfamide for the second-line treatment of pancreatic cancer by the end of this year. The Company plans to start additional Phase 2 trials of glufosfamide in all, or a subset of, ovarian cancer, sarcoma and small cell lung cancer in the coming months. The Phase 1 2DG trial will continue, with results expected in the beginning of 2007.

2.)	TH-302, a hypoxically activated prodrug designed to exploit low oxygen levels in tumors. This is a compound that was discovered by Threshold scientists and is currently in preclinical development. The Company has nominated this lead compound as its next clinical candidate and plans to file an IND (Investigational New Drug) application in 2007.

3.)	Evaluating in-licensing opportunities to potentially add to its existing pipeline.

Recent Clinical Highlights

•	Completed enrollment in a Phase 3 trial of single-agent glufosfamide for second-line treatment of advanced pancreatic cancer; and

•	Completed enrollment in a Phase 2 trial of glufosfamide plus gemcitabine for first-line treatment of advanced pancreatic cancer.

The Company anticipates the following clinical milestones in the next six months:

•	Report top-line results from a pivotal Phase 3 trial of glufosfamide as a single agent for second-line treatment of advanced pancreatic cancer by end of 2006;

•	Report top-line results from a Phase 2 trial of glufosfamide in combination with gemcitabine for first-line treatment of advanced pancreatic cancer by end of 2006; and

•	Commence additional clinical trials of glufosfamide in all, or a subset of, ovarian cancer, sarcoma and small cell lung cancer.

Stockholder Rights Plan

The Company also announced today that its board of directors adopted a rights plan under which its stockholders will receive a dividend payable in preferred stock purchase rights. The plan is designed to ensure that stockholders realize fair value and equal treatment in the event of an attempted takeover of the Company and to protect the Company and its stockholders against coercive takeover tactics.

Under the plan, the Company is distributing one preferred share purchase right for each share of common stock outstanding at the close of business on August 23, 2006. The Company will not issue separate certificates for the rights unless and until they become exercisable.

If a person or group acquires 15% or more of the Company’s common stock in a transaction not pre-approved by the Company’s board, each right will entitle its holder, other than the acquirer,

to buy common stock of the Company at 50% of its market value for the right’s exercise price of $25.00. Also, if an unapproved party acquires more than 15% of the Company’s common stock, and the Company or its business is later acquired by the unapproved party or in a transaction in which all stockholders are not treated alike, stockholders with unexercised rights, other than the unapproved party, will be entitled to purchase common stock of the merger party or asset buyer with a value of twice the exercise price of the rights. The Company’s Board of Directors may redeem the rights for a nominal amount before an event that causes the rights to become exercisable. The rights will expire on August 8, 2016.

The conference call dial-in number is (800) 811 8845.

About Threshold Pharmaceuticals, Inc.

Threshold is a biotechnology company focused on the discovery and development of small molecule therapeutics for the potential treatment of cancer. By selectively targeting abnormally-proliferating tumor cells, the Company’s drug candidates are designed to be potentially more effective and less toxic to healthy tissues than conventional treatments. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding Threshold’s product candidates, clinical trial progress and results, and potential therapeutic uses and benefits of our product candidates and financial results, estimates and projections. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold’s ability to commence, enroll or complete its anticipated clinical trials and analyze data, issues arising in the regulatory process and the results, the time and expense required to conduct such clinical trials, the results of such clinical trials (including product safety issues and efficacy results), the ability to achieve the intended benefits of the expense reductions and refocusing efforts, and the ability to in-license other compounds or programs. Further information regarding these and other risks is included under the heading “Risk Factors” in Threshold’s Quarterly Report on Form 10-Q, which was filed with the Securities Exchange Commission on May 15, 2006 and is available from the SEC’s website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading “Investors.” We undertake no duty to update any forward-looking statement made in this news release.

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THRESHOLD PHARMACEUTICALS, INC.

(A Development Stage Enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenue	$359	$—	$718	$—
Operating expenses
Research and development	13,063	7,872	24,501	13,123
General and administrative	3,763	2,741	7,576	5,306

Total Operating Expenses	16,826	10,613	32,077	18,429

Loss from operations	(16,467)	(10,613)	(31,359)	(18,429)
Interest income, net	993	436	2,065	720
Interest expense	(53)	(9)	(59)	(17)

Net Loss	$(15,527)	$(10,186)	$(29,353)	$(17,726)

Net loss per basic and diluted loss per common share	$(0.43)	$(0.36)	$(0.81)	$(0.79)

Weighted-average shares used in computing basic and diluted loss per common share	36,178	28,679	36,018	22,559

THRESHOLD PHARMACEUTICALS, INC.

(A Development Stage Enterprise)

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2006	December 31, 2005
	(unaudited)	(1)
Assets
Cash, cash equivalents and marketable securities	$76,161	$99,654
Prepaid expenses and other current assets	1,045	563
Property and equipment, net	3,487	1,667
Other assets	509	217

Total assets	$81,202	$102,101

Liabilities and stockholders’ equity
Total current liabilities	$10,898	$9,562
Long-term liabilities (2), (3)	4,231	3,171
Stockholders’ equity	66,073	89,368

Total liabilities and stockholders’ equity	$81,202	$102,101

(1)	Derived from audited financial statements

(2)	Includes as of June 30, 2006 and December 31, 2005, $1.7 million and $0.2 million, respectively of long-term debt under the Company’s loan and security agreement

(3)	Includes as of June 30, 2006 and December 31, 2005, $2.2 million and $2.9 million, respectively of deferred revenue related to the development agreement with MediBIC Co. Ltd.